UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 4, 2025

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Arbutus Biopharma Corporation

(Exact name of registrant as specified in its charter)

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British Columbia, Canada	001-34949	98-0597776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Veterans Circle

Warminster, Pennsylvania 18974

(Address of Principal Executive Offices) (Zip Code)

(267) 469-0914

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	ABUS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On August 6, 2025, Arbutus Biopharma Corporation (the “Company”) issued a press release announcing its financial results for the second quarter ended June 30, 2025 and certain other information. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On August 4, 2025, Anuj Hasija notified the Company of his decision to resign from the Board of Directors of the Company (the “Board”) and all committees thereof, effective immediately. The resignation of Mr. Hasija is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Director

On August 4, 2025, the Board appointed Dr. Roger Sawhney to the Board, to serve until the Company’s 2026 annual general meeting of shareholders or until his successor is duly appointed and qualified, or until his earlier death, resignation or removal. Dr. Sawhney was also appointed as a member of the Board’s Audit Committee and Corporate Governance and Nominating Committee.

The Company expects to grant an initial option to acquire 157,600 common shares of the Company to Dr. Sawhney, and for the cash compensation for Dr. Sawhney to be consistent with the cash compensation generally provided to the Company’s non-employee directors. The option grant is expected to vest over a 3-year period with one-third vesting each year on the annual anniversary date of the grant, subject to Dr. Sawhney’s continued service on the Board. The option will be exercisable for 10 years from the date of the grant, at a price equal to the closing price of the Company’s common shares on the Nasdaq Stock Market on the date of the grant. The option grant will also be subject to the terms and conditions of the Arbutus Biopharma Corporation 2016 Omnibus Share and Incentive Plan, as supplemented and amended, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on May 28, 2024. Historical director compensation arrangements are described under “Director Compensation” in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 4, 2025.

The Company also entered into an indemnity agreement with Dr. Sawhney in connection with his appointment to the Board. The indemnity agreement is in substantially the same form as the indemnity agreement for all other directors of the Company, which was filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 27, 2025. No arrangement or understanding exists between Dr. Sawhney and any other person pursuant to which Dr. Sawhney was appointed as a director, and there are no transactions in which Dr. Sawhney has an interest which would require disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended.

On August 6, 2025, the Company issued a press release announcing the transitions described under this Item 5.02. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 8.01. Other Events.

On August 6, 2025, the Company issued a press release with updates to its ongoing patent infringement litigations against Moderna and Pfizer/BioNTech. In the U.S. litigation against Moderna, Inc. and a Moderna affiliate (collectively, “Moderna”), the U.S. District Court for the District of Delaware issued a new scheduling order in June 2025 providing for the summary judgment phase of the case to begin in July 2025 and for a jury trial to be held in March 2026. Additionally, in July 2025, the case was reassigned to a different judge in the same court. In the five international lawsuits filed against Moderna and/or its affiliates in March 2025, the first major hearings are expected in the first half of calendar year 2026. In the litigation against Pfizer Inc. and BioNTech SE, the Company noted that the U.S. District Court for the District of New Jersey that is presiding over the case has not provided guidance for the timing of its ruling in the claim construction hearing that occurred in December 2024, but such ruling could potentially come in 2025.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated August 6, 2025
104	Cover page interactive data file (formatted as inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbutus Biopharma Corporation

Date: August 6, 2025	By:	/s/ Tuan Nguyen
Tuan Nguyen
Chief Financial Officer